Exhibit 10.17

TO:	David Harmon
FROM:	Ron Grant, Chief Operating Officer

DATE:	October 15, 2007

SUBJECT:	Bonus Retention Program

This letter is to notify you that you are eligible to participate in a one-time Bonus Retention Program (“Bonus Program”) with AOL LLC (together with its subsidiaries and affiliates, “AOL” or “the Company”). The purpose of this discretionary Bonus Program is to reward and retain qualified and motivated individuals. This letter sets forth the key terms and conditions of your participation in the Bonus Program.

Bonus Periods:    The Bonus Program shall be effective from October 15, 2007 (“Commencement Date”) and shall end on September 30, 2009 (“End Date”). The Bonus Program will be divided into two discrete periods as follows:

•	October 15, 2007 – September 30, 2008 (“Bonus Period 1”)

•	October 1, 2008 – September 30, 2009 (“Bonus Period 2”)

Bonus Payments:    Subject to the Bonus Conditions set forth below, the total bonus amount for which you may be eligible shall be in accordance with the following schedule and calculation. For purposes of this Bonus Program, your “Current Annual Salary” shall be your annual base pay in effect as of the date of this letter.

•	Bonus Period 1: One-time payment equal to 30% of your Current Annual Salary payable on or after September 30, 2008 (an amount equal to $93,040.14)

•	Bonus Period 2: One-time payment equal to 70% of your Current Annual Salary payable on or after September 30, 2009 (an amount equal to $217,093.67)

Bonus Conditions: Your eligibility for the Bonus Payments shall be subject to and dependent upon you meeting the following conditions:

1.	You must be a full-time, active employee of the Company throughout the entire applicable Bonus Period. If your employment ends for any reason prior to the end of any Bonus Period, you will not be entitled to any Bonus Payment (or any pro rata Bonus Payment) for that Bonus Period or any subsequent Bonus Period. If during any Bonus Period you move to another Time Warner entity, you will not be entitled to any Bonus Payment (or any pro rata Bonus Payment) for that Bonus Period or any subsequent Bonus Period.

2.	Eligibility for participation in the Bonus Program shall be determined by the Chief Executive Officer of AOL and the senior executive of the Human Resources

22000 AOL Way        Dulles, VA 20166-9323    USA

department, at their sole discretion, and can be revised at any time for any reason not prohibited by law.

3.	You must perform your job satisfactorily throughout each Bonus Period and your performance rating in accordance with the Company’s annual review process must be “Fully Meets Expectations” or higher at the time of payout to receive any Bonus Payment.

4.	Employees on an approved leave of absence during any Bonus Period shall receive a Bonus Payment only upon their return to work. Employees who do not return from a leave of absence will not receive a Bonus Payment.

5.	Any Bonus Payment to which you may be entitled under this Bonus Program shall be paid, less applicable withholdings, on your next regularly scheduled pay date following the end of the applicable Bonus Period, unless local law requires that it be paid sooner.

6.	You agree to comply with the current version of the Company’s Confidentiality, Noncompetition and Proprietary Rights Agreement. In addition, you agree not to make any disparaging or untruthful remarks or statements about the Company, its officers, directors, employees or agents, and to comply with the Standards of Business Conduct and all other relevant policies of the Company.

7.	You agree to keep the existence and details of the Bonus Program, including your participation in the Bonus Program, strictly confidential. Any breach of this provision shall result in forfeiture of your eligibility for future Bonus Payments or your return of the Bonus Payments to the Company if previously paid to you.

All other terms and conditions of your employment with the Company remain in full force and effect. Your employment with the Company remains at-will, unless otherwise provided in a separate writing signed by an authorized officer of the Company. Nothing in this letter or the Bonus Program is intended to create a contract for employment or guarantee of continued employment with the Company for any period of time. The Company reserves the right to change the terms and conditions of this discretionary Bonus Program at any time for any reason not prohibited by law, with or without notice to you.

Please sign and date one copy of this letter and return it to Sara Dunn, HR Director, 36B:L09, if you wish to participate in this discretionary Bonus Program. If you have any questions, please do not hesitate to contact Dave Harmon or Sara Dunn.

ACCEPTED:	/s/ David Harmon	DATE: